Exhibit 4.3

AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment to Preferred Stock Rights Agreement (this “Amendment No. 2”) is entered into as of this 10th day of January, 2012 by and between Copart, Inc., a California corporation (“CPRT California”), and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.) (the “Rights Agent”).

RECITALS

WHEREAS, CPRT California and the Rights Agent are parties to (i) a Preferred Stock Rights Agreement, dated as of March 6, 2003 and (ii) an Amendment to Preferred Stock Rights Agreement, dated as of March 14, 2006 ((i) and (ii) collectively, the “Rights Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2012 (the “Merger Agreement”), CPRT California will reincorporate from the State of California to the State of Delaware by merging (such merger, the “Reincorporation Merger”) with and into Copart Inc., a Delaware corporation (“CPRT Delaware”);

WHEREAS, upon the effectiveness of the Reincorporation Merger, the separate existence of CPRT California shall cease, and the Reincorporation Merger will have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the California Corporations Code;

WHEREAS, CPRT California intends to terminate the Rights Agreement upon the effectiveness of the Reincorporation Merger;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement) prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), in any respect;

WHEREAS, the Distribution Date has not occurred;

WHEREAS, Section 27 of the Rights Agreement further provides that the Rights Agent shall duly execute and deliver any supplement or amendment to the Rights Agreement requested by CPRT California, which satisfies the terms of Section 27; and

WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, CPRT California directs the Rights Agent to join CPRT California in amending the Rights Agreement as set forth in this Amendment No. 2.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CPRT California and the Rights Agent hereby agree as follows:

1.      Effectiveness. This Amendment No. 2 shall not come into force or effect until the Reincorporation Merger is declared effective under the laws of the state of Delaware (the “Effective Date”). CPRT California agrees to inform the Rights Agent as to the date and time of the Effective Date, promptly thereafter.

2.      Amendment to Definition of Expiration Date. Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(p) “Expiration Date” shall mean the earliest to occur of: (i) the Final Expiration Date, (ii) the Redemption Date, or (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof.”

3.      Amendment to Definition of Final Expiration Date. Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(q) “Final Expiration Date” shall mean January 10, 2012.”

4.      References to March 31, 2013. Any and all references to “March 31, 2013” in the Rights Agreement and the exhibits thereto are amended and replaced with references to the date and time of the Effective Date.

5.      Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall be considered an original, and each of the counterparts when taken together shall constitute one and the same instrument. A signature to this Amendment No. 2 transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No.2 as of the date first written above.

COPART, INC.

By:	/s/ A. Jayson Adair
Name:	A. Jayson Adair
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Manager, Contract Administration